Exhibit (p)(39)

KNIGHTSBRIDGE ASSET

MANAGEMENT, LLC

Revised 10/22/10

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT				2-1

1	Introduction			2-1

2	Scope of the Code			2-1
	2.1	Supervision		2-1

3	Fiduciary Duty			4-2

4	Standards of Business Conduct			4-2
	4.1	Compliance with Securities Laws & Rules		4-2
	4.2	Conflicts of Interest		4-3
	4.3	Outside Business Activities		4-3
	4.4	Maintenance of Independence and Objectivity		4-4
		4.4.1	Gifts and Entertainment	4-4
		4.4.2	Exclusions	4-5
		4.4.3	Political Contributions	4-5
	4.5	Additional Standards		4-6
		4.5.1	Chartered Financial Analyst	4-6
		4.5.2	CFA Institute Asset Manager Code of Professional Conduct	4-6
		4.5.3	Access Person of Investment Company	4-6

5	Personal Trading			5-7
	5.1	Access Person		5-7
		5.1.1	Current Access Persons	5-7
		5.1.2	Immediate Family	5-7
		5.1.3	Beneficial Owner	5-8
	5.2	Personal Securities Transactions Policy		5-8
		5.2.1	Reportable Securities	5-8
		5.2.2	Pre-Clearance Policy	5-9
		5.2.3	Exceptions to the Personal Trading Policies	5-9
	5.3	Personal Accounts		5-9
		5.3.1	Personal Holdings Reports	5-9
		5.3.2	Personal Security Transaction Reports	5-10
		5.3.3	Exemptions from Reporting Requirements	6-11

6	Insider Trading			6-11
	6.1	Summary		6-11
		6.1.1	Insider	6-11
		6.1.2	Material	6-12
		6.1.3	Nonpublic	6-12
	6.2	Policy Statement		6-12
	6.3	Procedures		6-13
	6.4	Questions about Knightsbridge’s Insider Trading Policy		6-13
	6.5	Violations of Insider Trading		8-14

7	Preserving Confidentiality			8-14

8	Reporting Violations			8-14
	8.1	Reports to Mutual Fund		8-14
	8.2	Sanctions/Disciplinary Policy		8-14

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9	Amendments to and Distribution of the Code of Ethics	11-15

10	Code of Ethics Acknowledgement	11-15

11	List of Functional Titles	11-15

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CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1	Introduction

Knightsbridge Asset Management, LLC (“Knightsbridge”) is an investment advisory firm registered with the U.S. Securities and Exchange Commission (“Commission”) under the Investment Advisers Act of 1940 (“Advisers Act”).

Knightsbridge provides discretionary investment management services to separate accounts, as a sponsor of its own wrap fee program, and as a sub-advisor to wrap fee programs sponsored by others. Additionally, Knightsbridge serves as the investment advisor and general partner to Crossbow Partners, LP, a private investment fund. Knightsbridge also offers investment management services to registered investment companies.

Pursuant to Rule 204A-1 of the Advisers Act, an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. Similar requirements to adopt a written code of ethics exist under Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”) for investment advisers to registered investment companies.

2	Scope of the Code

Knightsbridge has adopted the following Code of Ethics and Standards of Business Conduct (“the Code”), which will govern the activities of all “Supervised Persons” of the firm. Knightsbridge's Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of Knightsbridge and are subject to Knightsbridge’s supervision and control.

Teresa Wagner is the Chief Compliance Officer (“CCO”) for Knightsbridge. The CCO is responsible for the administration of Knightsbridge’s Compliance Program. Any questions regarding the Code should be addressed with the CCO. The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from John Prichard, who will review such activities. John Prichard will also serve as a back-up to the CCO in the absence of the CCO during vacations, extended illness or incapacity. However, John Prichard may never approve his own activities.

The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead it sets forth general guidelines on certain issues for maintaining Knightsbridge’s high ethical standards. Knightsbridge recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, Knightsbridge reserves the right to revoke, modify, interpret, and apply its guidelines, policies or procedures at its sole discretion, and without prior notice.

2.1	Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority to prevent violation of applicable statutes, regulations, or provisions of the Code. In so doing,

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Supervised Persons may rely on procedures established by Knightsbridge that are designed to prevent and detect such violations.

3	Fiduciary Duty

Knightsbridge is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised Persons of Knightsbridge will:

1.	Act for the benefit of their clients, and place their clients’ interests before their own;

2.	Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;

3.	Conduct themselves with integrity, competence, and dignity, and act in an ethical manner in their dealings with the public, clients, prospects, employer, and fellow Supervised Persons;

4.	Act with competence, use reasonable care and exercise independent professional judgment;

5.	Exercise independence in making investment decisions for clients;

6.	Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;

7.	Supervised Persons shall eliminate or disclose all conflicts of interest;

8.	Safeguard and keep confidential nonpublic personal information of clients; and

9.	Comply with applicable federal securities laws.

Supervised Persons of Knightsbridge will not:

1.	Employ any device, scheme or artifice to defraud a client;

2.	Make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

4.	Engage in any manipulative practice with respect to a client.

4	Standards of Business Conduct

In reflection of its fiduciary duty, Knightsbridge adopts the following standards of business conduct.

4.1	Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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4.2	Conflicts of Interest

Supervised Persons will make best efforts in identifying actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to Knightsbridge, and Knightsbridge will fully disclose material facts concerning that conflict to the client(s). Knightsbridge considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of Knightsbridge. Supervised Persons shall also comply with requirements to disclose conflicts of interest as imposed by rule or regulation of any professional organization governing their activities and shall comply with any prohibitions on their activities if conflicts of interest exist. Knightsbridge expects Supervised Persons to report potential conflicts of interest to the CCO.

4.3	Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and their efforts should be devoted to the firm’s business. Knightsbridge encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, Knightsbridge recognizes that outside business activities may raise conflicts of interest.

Supervised Persons must disclose, at the time they become a Supervised Person of Knightsbridge and upon any change thereafter, all outside business activities. Further, Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by Knightsbridge without first receiving prior approval for the activity from the CCO and President. In addition, Supervised Persons, before taking a position on the board of a public company, must seek prior approval from the CCO.

All pre-approvals must be sought in writing with a clear description of the activities to be performed and any compensation to be received. Supervised Persons must use the firm’s Outside Business Activity Report form to report each outside business activity. Decisions by the CCO will be included in the Supervised Person’s file.

Outside business activities requiring disclosure include, but are not limited to:

1.	Being employed by or compensated by any other entity;

2.	Active in any other business, including part-time, evening, or weekend employment;

3.	Serving as an officer, director or partner in any other entity;

4.	Ownership interest in any non-publicly traded company or other private, non-real property investment; or

5.	Acting as a trustee for client accounts.

Supervised Persons will also comply with the requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations or organizations governing their activities and will comply with any prohibitions on their activities if conflicts of interest exist.

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4.4	Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of Knightsbridge.

4.4.1	Gifts and Entertainment

Knightsbridge recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm. Therefore, Knightsbridge has adopted the following policies and procedures regarding giving and/or receiving gifts and entertainment:

1.	Supervised Persons will not give a gift to any client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm in excess of $200 per calendar year per entity, without prior approval from the CCO. All gifts given must be reported to the CCO. Supervised Persons will not make gifts to potential clients.

2.	Supervised Persons will not accept any gift or other items of value from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is in excess of $200 per calendar year per entity, without approval from the CCO. All gifts received must be reported to the CCO.

3.	Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

4.	For purposes of this policy, charitable contributions shall be treated according to the same standards and dollar limits as gifts.

5.	Supervised Persons will not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, the person or entity providing the entertainment will be present. Generally, business entertainment of not more than $300 per individual is considered reasonable. Knightsbridge does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense should be given or accepted in such frequency or amount that would violate Knightsbridge’s overriding principle stated above.

6.

Knightsbridge may occasionally cover travel, hotel, meals, transportation, and other related expenses for existing clients in connection with account reviews or other normal business functions requiring the client’s presence. Such expenses will not apply toward

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any maximum annual dollar amount but will be conducted according to the overriding principle stated above.

7.	Supervised Persons must report all gifts received to the CCO or her designee, who will maintain a log of such items, including the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value. Knightsbridge will also maintain a record of gifts and entertainment given in the firm’s financial records.

If a third party could perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or Knightsbridge, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

4.4.2	Exclusions

The following items are not subject to Knightsbridge’s Gifts and Entertainment policies:

1.	Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;

2.	Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of Knightsbridge; and

3.	Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

4.4.3	Political Contributions

Covered Associates (as defined below) are prohibited from making any direct or indirect (e.g. through another person, firm, family member, or political action committee) political contribution, either personally or on behalf of Knightsbridge, to any political party, elected official or candidate with the intention of obtaining or maintaining any business for Knightsbridge. Any political contribution made by a Covered Associate in excess of $150 per calendar year per elected official or candidate, state or local political party, or political action committee must be pre-approved by the CCO. See the Political Contributions policy in Knightsbridge’s compliance manual for complete policies and procedures with respect to political contributions.

A Covered Associate of an investment adviser is defined as:

(i)	Any general partner, managing member or executive officer, or other individual with a similar status or function;

(ii)	Any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and

(iii)	Any political action committee controlled by the investment adviser or by any of its Covered Associates.

See the List of Functional Titles for a list of current Covered Associates.

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4.5	Additional Standards

4.5.1	Chartered Financial Analyst

In addition to the standards as set forth according to the Code, certain individuals of Knightsbridge are also bound by the Code of Ethics and Standards of Professional Conduct, which has been adopted by the Chartered Financial Analyst (CFA) Institute. As a matter of professional integrity and responsibility, Supervised Persons shall always abide by the highest standard in situations where there exists varying procedures or codes among multiple entities.

4.5.2	CFA Institute Asset Manager Code of Professional Conduct

Knightsbridge has elected to comply with the Asset Manager Code of Professional Conduct (“Asset Manager Code”) designed by the CFA Institute, and has incorporated the principals of the Asset Manager Code into this Code of Ethics. If Knightsbridge has not complied with each of the principles of conduct and provisions of the Asset Manager Code, Knightsbridge cannot represent that it is in compliance with the Asset Manager Code. Whenever Knightsbridge claims compliance with the Asset Manager Code, Knightsbridge must make the following statement:

“Knightsbridge Asset Management, LLC claims compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by CFA Institute.”

Knightsbridge will also notify the CFA Institute of its claim of compliance with the Asset Manager Code through the CFA Institute online notification process at www.cfainstitute.org/assetcode. Knightsbridge must update its Code as necessary to incorporate any modifications made by the CFA Institute to the Asset Manager Code. Should Knightsbridge no longer comply with all principles and provisions of the Asset Manager Code (including updates), it may no longer claim compliance with the Asset Manager Code and must promptly notify the CFA Institute that it has stopped making a claim of compliance.

4.5.3	Access Person of Investment Company

Per Rule 17j-1 under the Investment Company Act, any “Advisory Person” of a registered investment company (mutual fund) or an investment adviser to a mutual fund is an Access Person of the mutual fund (“Fund Access Person”). Fund Access Persons are subject to the Code of Ethics adopted by the mutual fund in addition to Knightsbridge’s Code.

An Advisory Person is:

1.	Any director, officer, general partner or employee of the mutual fund or investment adviser (or of any company in a control relationship to the mutual fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Reportable Securities (as defined below) by a mutual fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	Any natural person in a control relationship to the mutual fund or investment adviser who obtains information concerning recommendations made to the mutual fund with regard to the purchase or sale of Covered Securities by the mutual fund.

See the List of Functional Titles for a list of current Fund Access Persons.

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5	Personal Trading

Knightsbridge policy permits Supervised Persons who are Access Persons, as that term is defined below, to maintain personal securities accounts provided that investing by Access Persons is consistent with Knightsbridge’s fiduciary duty to its clients and consistent with regulatory requirements.

Personal securities transactions must never adversely affect clients. Knightsbridge will monitor trading activity of its Access Persons to confirm that the interests of clients come first, and that the trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner (see definition below), are subject to review by Knightsbridge.

Access Persons will disclose to Knightsbridge their holdings and transactions in securities or other investments for which they are a beneficial owner. Furthermore, Access Persons will obtain written pre-approval for initial public offerings (IPOs), limited offerings, and certain personal investments in accordance with the firm’s pre-clearance policies, as defined below.

5.1	Access Person

An Access Person is defined as follows:

1.	Knightsbridge’s directors and officers;

2.	Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

3.	Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For all policies and procedures relating to the Personal Securities Transactions Policy and Personal Accounts sections, including all subsections (as outlined below), the definition of Access Persons shall include immediate family (as defined below), or for trusts for which the Access Person serves as a trustee or in which the Access Person has a beneficial interest (also defined below).

5.1.1	Current Access Persons

See the List of Functional Titles for a list of current Access Persons.

5.1.2	Immediate Family

For purposes of the Code, “immediate family” means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-In-Law
Stepchild	Spouse	Daughter-In-Law
Grandchild	Sibling	Brother-In-Law
Parent	Mother-In-Law	Sister-In-Law
Stepparent	Father-In-Law

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Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

5.1.3	Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual has a direct or indirect pecuniary interest in the securities, which may include but not be limited to any of the following: Securities held by members of a person’s immediate family sharing the same household, a person’s interest in securities held by a trust, and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

5.2	Personal Securities Transactions Policy

Knightsbridge and its Access Persons may personally invest in securities that Knightsbridge also recommends for clients. Accounts that are managed by Knightsbridge, in which an Access Person has a beneficial interest, will be traded last in the rotation for aggregated or block trades (see Trade Allocation section below). For transactions in accounts not managed by Knightsbridge, Access Persons must first follow the requirements under pre-clearance of trades, if applicable, before transacting. Access Persons must review Sections 5.2.1 and 5.2.2 before placing a personal securities transaction.

5.2.1	Reportable Securities

Access Persons must first determine if the transaction involves a Reportable Security.

A “Reportable Security” includes, but is not limited to:

1.	An equity security including common and preferred stock;

2.	An investment convertible into, or exchangeable for, stock or debt securities;

3.	Any derivative instrument relating to any of the above securities, including warrants, options and futures;

4.	Any interest in a partnership investment in any of the foregoing;

5.	Any reportable fund*;

6.	Shares of closed-end investment companies;

7.	Exchange Traded Funds (ETFs);

8.	Any fixed income security; and

9.	Any private placement.

A “Reportable Security” does not include securities that are:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end funds (other than Exchange Traded Funds (ETFs) and reportable funds*); and

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5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds*.

*A reportable fund is any mutual fund for which Knightsbridge serves as an investment adviser or any mutual fund whose investment adviser or principal underwriter is a related person of Knightsbridge.

If the transaction does not involve a Reportable Security, the Access Person may place the transaction without restriction.

5.2.2	Pre-Clearance Policy

Access Persons may not effect any transactions in reportable securities, IPOs, and limited offerings in an account not under management by Knightsbridge, without obtaining the prior written approval of the CCO.

Access Persons desiring to transact in a security requiring pre-clearance, should submit a Request for Approval of Personal Securities Transactions form or an email request to the CCO for written or electronic approval. Pre-clearance of personal trades requested for benefit of the CCO’s personal account(s) shall be submitted to John Prichard. The CCO or her designee shall maintain all requests and responses in a designated file. In the rare circumstance that neither the CCO nor John Prichard are available to approve a transaction prior to execution, approval must be granted prior to settlement. If approval is not granted, the trade will be busted and profits disgorged.

Access Persons are prohibited from purchasing securities under investment consideration by Knightsbridge. The Restricted Securities List is compiled by a firm Analyst and maintained by the CCO. The Restricted Securities List is a list of stocks that meet the criteria of an investment anomaly as defined and documented by Knightsbridge, thereby making the stock a potential opportunity for Knightsbridge.

Any reportable security purchased by an Access Person in an account not under management by Knightsbridge is subject to a 60 day holding period if the security is one purchased by Knightsbridge and currently held in other Knightsbridge client accounts.

5.2.3	Exceptions to the Personal Trading Policies

Under certain limited circumstances, exceptions may be made to the policies stated above. The CCO will maintain records of these trades, including the reasons for any exceptions.

5.3	Personal Accounts

To assist in the monitoring of employee trading, Knightsbridge prefers that Access Persons maintain their personal accounts with Fidelity, Schwab, or Pershing under the Knightsbridge Master Account, permitting Knightsbridge to receive routine transaction downloads and duplicate statements. If an Access Person maintains an account elsewhere, Knightsbridge must be designated to receive duplicate account statements directly from the broker on at least a quarterly basis.

5.3.1	Personal Holdings Reports

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Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings, except those exempt from reporting requirements as defined below, on the firm’s Holdings Report. Each Holdings Report must contain, at a minimum, the following information:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3.	The date the Access Person submits the report.

The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).The CCO or her designee will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. John Prichard will review the holdings of the CCO.

5.3.2	Personal Security Transaction Reports

Access Persons must report all personal securities transactions, except those exempt from reporting requirements as defined below, on a quarterly basis. Access Persons must also report on a quarterly basis, any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. It is the responsibility of the Access Person to provide a signed Securities Transaction Report to the CCO no later than 30 days after the end of each calendar quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security, as defined above, in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date the Access Person submits the report.

Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

1.	The name of the broker, dealer or bank with which the Access Person established the account;

2.	The date the account was established; and

3.	The date the Access Person submits the report.

The CCO will review the personal transaction activity for violations of insider trading, front-running, pre-clearance of trades (as described above) and other potentially abusive practices. John Prichard will review the transactions of the CCO.

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5.3.3	Exemptions from Reporting Requirements

Access Persons are not required to submit:

1.	Any report with respect to securities held in an account over which neither Knightsbridge nor any Access Person of Knightsbridge has any direct or indirect influence or control; or

2.	Any transaction report with respect to transactions effected pursuant to an automatic investment plan.

6	Insider Trading

The Insider Trading and Securities Fraud Enforcement Act of 1988 requires an investment adviser to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and employees.

Knightsbridge has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of Knightsbridge are required to adhere to the firm’s policy.

6.1	Summary

Pursuant to Section 204A of the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company's securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

6.1.1	Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading

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on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him/her. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

6.1.2	Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making his/her investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

6.1.3	Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the SEC, or by appearance in publications of general circulation.

6.2	Policy Statement

Knightsbridge policy prohibits any Supervised Person who is in possession of material nonpublic information about a company, or about the market for that company's securities, to purchase or sell those securities until the information becomes public and the market has had time to react to it.

All Supervised Persons shall adhere to the following:

1.	Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by Knightsbridge to handle such matters.

2.	No Supervised Person, while in the possession of material nonpublic information about a company, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company until that information becomes publicly disseminated and the market has had an opportunity to react.

3.	No Supervised Person will communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

4.	Supervised Persons will adhere to the firm’s policies and procedures regarding insider information. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

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5.	No person associated with Knightsbridge shall disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligations of Knightsbridge.

6.	Mutual fund holdings are considered non-public until they have been disseminated to the public (such as through publicly available filings with the Commission). No Supervised Person may disclose the holdings of any mutual fund advised by Knightsbridge until the holdings have become public. Supervised Persons should check with the CCO before disclosing any holdings of Knightsbridge advised funds.

6.3	Procedures

1.	Every supervised person is required to disclose any outside business activities to the CCO.

2.	Every supervised person will disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

3.	If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

4.	Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, shall consider whether the information is material and nonpublic. If after consideration, the information is material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:

a.	Report the matter immediately to the CCO;

b.	Not purchase, sell or recommend securities on behalf of him/herself or others, including accounts managed by Knightsbridge;

c.	Not communicate the information inside or outside Knightsbridge other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5.	Knightsbridge will distribute to its Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code of Ethics. Every Supervised Person will be required to certify that they have received, read, understood, and will comply with the firm’s Code of Ethics.

6.	Knightsbridge will periodically review and update as necessary Knightsbridge’s insider trading policies to reflect regulatory, business, or industry changes.

7.	Knightsbridge’s CCO will review Access Person’s holdings and transaction reports for potential violations of the policy.

6.4	Questions about Knightsbridge’s Insider Trading Policy

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While compliance with the law and with Knightsbridge’s policies and procedures described in this manual is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by Knightsbridge to respond to such questions.

6.5	Violations of Insider Trading

Violations of Knightsbridge’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

7	Preserving Confidentiality

Supervised Persons will preserve the confidentiality of information communicated by clients, prospects, or employers unless they receive information concerning illegal activities on the part of the client prospect, or employer. If a Supervised Person becomes aware of illegal activity, the information should be given directly to the CCO for further action.

Knightsbridge has implemented policies and procedures, which are outlined in Knightsbridge’s compliance policies & procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to Knightsbridge personnel who need that information to provide services to those clients.

8	Reporting Violations

Supervised Persons must report any violations of the Code or of any securities laws, rules, or regulation to the CCO promptly. Reporting may be on anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is a violation of this Code.

The CCO will be responsible for addressing each such violation as appropriate for the circumstances and will utilize any or all of the sanctions described below.

8.1	Reports to Mutual Fund

Per Rule 17j-1 under the Investment Company Act, investment advisers to mutual funds must annually provide to the mutual fund’s board of directors a written report that:

1.	Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the investment adviser has adopted procedures reasonably necessary to prevent Fund Access Persons from violating the code.

8.2	Sanctions/Disciplinary Policy

The CCO may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures.

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1.	Letter of Caution

2.	Admonishment

3.	Fine, disgorgement

4.	Suspension

5.	Termination

6.	Report Violation to Regulatory Authorities

9	Amendments to and Distribution of the Code of Ethics

Knightsbridge will provide a copy of the Code to each Supervised Person at time of hire.

Knightsbridge will periodically, at least annually, review the Code and make amendments as needed. Knightsbridge will provide a copy of any amendments to the Code to each Supervised Person each time it is amended.

For any mutual fund to which Knightsbridge provides investment management services, Knightsbridge will submit a copy of the Code for approval by the mutual fund’s board of directors:

1.	Initially, before it is retained as an investment adviser to the mutual fund, and

2.	With each material change, no later than six months after adoption of the change.

10	Code of Ethics Acknowledgement

Initially upon hire and with each amendment to the Code, each Supervised Person must acknowledge, in writing, that he or she has received a copy of the Code, has read and understood it, has had an opportunity to ask questions about what it means and how it applies to him or her, and that he or she will abide by it.

11	List of Functional Titles

Functional Title/Role	Persons Responsible

Access Persons	Alan Beimfohr , John Prichard, Michelle Brown, Lisette Campbell, Jane Couperus, Michelle Ho, John Kittrell, Ivan Lee, Matt Lui, Dhawal Nagpal, Chad Neault, Ray Pentz, Gene Phillips, Teresa Wagner, Miles Yourman

Account Administrators (AA)	Lisette Campbell, Michelle Ho

Analysts	Chad Neault, John Kittrell, Dhawal Nagpal

Best Execution Review Committee	Alan Beimfohr, John Prichard, Michelle Brown, Dhawal Nagpal, Chad Neault, Gene Phillips, Teresa Wagner

Chief Compliance Officer (CCO)	Teresa Wagner

Covered Associates	Alan Beimfohr , John Prichard, Ray Pentz

Fund Access Persons	Alan Beimfohr , John Prichard, Michelle

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Brown, Lisette Campbell, Jane Couperus, Michelle Ho, John Kittrell, Ivan Lee, Matt Lui, Dhawal Nagpal, Chad Neault, Ray Pentz, Gene Phillips, Teresa Wagner, Miles Yourman

Investment Adviser Representatives (RA)	Alan Beimfohr, John Prichard

IT Administrator (ITA)	Ivan Lee

Principals	Alan Beimfohr, John Prichard

Members	Alan Beimfohr, John Prichard

Portfolio Administrators (PA)	Michelle Brown, Ivan Lee, Matt Lui

Account Managers (AM)	Jane Couperus, Chad Neault, Miles Yourman

President	Alan Beimfohr

Supervised Persons	Alan Beimfohr , John Prichard, Michelle Brown, Lisette Campbell, Jane Couperus, Michelle Ho, John Kittrell, Ivan Lee, Matt Lui, Dhawal Nagpal, Chad Neault, Ray Pentz, Gene Phillips, Teresa Wagner, Miles Yourman

Traders	Gene Phillips, Michelle Brown, Dhawal Nagpal, Chad Neault

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